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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


              NTL INCORPORATED ANNOUNCES NTL COMMUNICATIONS CORP.
                    PRICING OF $500 MILLION OF SENIOR NOTES


New York, New York (September 28, 2000). -- NTL Incorporated (Nasdaq and Easdaq:
NTLI) announced today that it's wholly-owned subsidiary NTL Communications Corp. had priced an offering of $500 million aggregate principal amount of senior notes (the "Notes").

     The Notes will pay cash interest semi-annually at the rate of 11.875 % per annum and will mature in 2010. The Notes were priced at 97.872 % raising $489 million in gross proceeds to the Company.

     Following the offering, the lenders commitments under the NTL Communications Limited, pound sterling 1,300 million credit agreement, which was put in place at the time of the acquisition of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of Cable & Wireless Communications plc will be reduced by approximately half of the proceeds of the offering. The remainder will be used to finance construction, capital expenditure, working capital requirements and to make acquisitions of businesses and assets.

     The Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

                                   * * * * *

FOR FURTHER INFORMATION, PLEASE CONTACT:

IN THE U.S.:
John F. Gregg, Senior Vice President -- Chief Financial Officer Richard J. Lubasch, Executive Vice President -- General Counsel Bret Richter, Vice President -- Corporate Finance and Development Amy Minnick, Investor Relations
Tel: (212) 906-8440, or via e-mail at investor relations@ntli.com
                                      ---------------------------
IN THE UK:
Alison Kirkwood          Tel: +44 1256 752 662
Malcolm Padley           Tel: +44 1256 752 664
Will Robson              Tel: +44 1256 752 661